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                                                                     EXHIBIT 5.1

                             ANDREWS & KURTH L.L.P.
                        2170 Buckthorne Place, Suite 150
                           The Woodlands, Texas 77380


                                 July 21, 1997


Board of Directors
Zonagen, Inc.
2408 Timberloch Place, Suite B-4
The Woodlands, Texas 77380

Gentlemen:

          We have acted as counsel to Zonagen, Inc. (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 287,500 additional shares (the "Shares") of the Company's Common Stock, par value $0.001 per share ( "Common Stock"), registered pursuant to Rule 462(b) under the Act in connection with the underwritten public offering registered pursuant to the Company's Registration Statement on Form S-3, as amended (No. 333-28945), declared effective on July 21, 1997. The Shares will be offered by the several underwriters represented by Volpe Brown Whelan & Company LLC and Raymond James & Associates, Inc.

          As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

          Based on the foregoing and on such legal considerations as we deem relevant for purposes of this opinion, we are of the opinion that the Shares have been duly and validly authorized by all necessary corporate action by the Company and, assuming the due execution and delivery of the certificates for the Shares against payment therefor, the Shares will be validly issued, fully-paid and nonassessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the incorporation by reference into this Registration Statement of the reference to our firm contained in the Registration Statement on Form S-3 of Zonagen, Inc. (No. 333-28945) under the caption "Experts."

                                    Very truly yours,


                                    /s/ Andrews & Kurth L.L.P.